Exhibit 10.1

CONSULTING SERVICES AGREEMENT

Consulting Services Agreement (this “Agreement”) dated as of October 1, 2007 (“Effective Date”) between Advance Display Technologies, Inc., a Colorado corporation (the “Company”) and Dwight E. “Jody” Thomas (“Consultant”).

WHEREAS, the Company develops and manufactures fiber optic display screen systems and Light Emitting Diode (LED) display screen systems;

WHEREAS, Consultant has experience in the area of display technology, marketing and development;

WHEREAS, the Company wishes to engage the Consultant to provide the Services (as defined below) on the terms and conditions set forth herein and the Consultant wishes to be so retained;

NOW THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE
CONSULTING SERVICES

1.1           Engagement.  The Company hereby agrees to engage the Consultant to perform the services set forth in Schedule 1 hereto (the “Services”) for the benefit of the Company and the Consultant agrees to perform such Services on the terms and conditions set forth herein.  Consultant shall provide a minimum of 16 full days of Services to the Company each month. If Consultant provides less than 16 days of Services in any calendar month, Consultant’s compensation for such month will be proportionately reduced to reflect the amount of Services actually provided.  If Consultant provides more than 16 days of Services in any calendar month, Consultant will not be entitled to additional compensation on account thereof.  The Company or Consultant may request that the Services be provided on specific days of the month, in which case the parties shall make all reasonable efforts to accommodate that request.

1.2           Reporting & Billing.  Consultant shall provide a monthly invoice to the Company for the Services for each calendar month.  Each invoice shall include the amount being billed, the number of days spent providing the Services to the Company, the dates such services were provided, the location at which the Services were provided and a brief description of the nature of the Services provided that month.  The Company shall have the right to request written reports at any time during the term of this Agreement, which shall be furnished within 30 days after such request, describing the progress, status of, data, costs and other matters pertaining to the Services as the Company shall request. The Company may freely utilize all such information arising out of the performance of the Services under this Agreement in any manner desired.

1.3           Location.  The Services shall be performed at such place or places and at such time or times, as the Company and Consultant shall reasonably agree.

1.4           Authorized Service Providers.  All Services shall be performed by the Consultant and not by any other person.

1.5           Supervising Officer.  The Consultant shall report directly to the President of the Company.  Only the President of the Company may assign tasks to the Consultant under this Agreement.

ARTICLE TWO
COMPENSATION

2.1           Compensation.

a) Cash compensation.  Beginning October 1, 2007, the Company will pay to Consultant cash compensation of $13,500 per month.

b)  Stock Options.  Consultant will be eligible to receive, but it is not guaranteed the grant of, options to purchase shares of the Company Common Stock in such amounts and subject to such terms and conditions as may be determined by the Compensation Committee of the Company’s Board of Directors.  The grant of options may be evidenced by a separate agreement between Consultant and the Company.

2.2           Reimbursement.  The Company will reimburse Consultant for any reasonable expenses incurred by Consultant in connection with Consultant’s performance of the Services, provided, however, that any expense exceeding $500 must be pre-approved by the Company.  Reimbursement for travel related expenses will not include routine travel to and from work.  All requests for reimbursement for expenses must be accompanied by documentation in form and detail satisfactory to the Company.

2.3           Invoicing.  Consultant will provide the Company with monthly invoices for the performance of Services hereunder.  Invoices will itemize all reimbursable costs incurred.  Invoices will be payable by the Company within thirty (30) days of receipt.

ARTICLE THREE
WARRANTIES AND COVENANTS OF CONSULTANT

3.1           Consultant’s Warranties.  The Consultant represents and warrants:

(a) Consultant has not entered into any agreement, whether written or oral, in conflict with this Agreement; and

(b) Consultant has the full power and authority to enter into this Agreement.

3.2           Consultant’s Covenants.  Consultant:

(a) agrees that, if he is appointed to be the Company’s Executive Vice President of Sales and Marketing and Chief Technology Officer (“EVP-Sales & Marketing / CTO”) by the Company’s Board of Directors, Consultant will accept such appointment and perform the duties and fulfill the obligations of such position, as designated by the Company’s Board of Directors, provided, however, that Consultant shall remain an independent contractor of the Company  and not an employee of the Company;

(b) shall exercise only such powers and perform such duties as may from time to time be vested in Consultant or assigned to Consultant by the Company, including, in the event of his appointment as EVP-Sales & Marketing / CTO, those powers and duties expressly granted to him by the Company’s Board of Directors, provided, however, that nothing herein shall be deemed to entitle Consultant to such appointment or to such powers or duties, since the Company may at any time, without prior notice, remove Consultant from such position, which removal may or may not, in the Company’s discretion, also terminate this Agreement;

(c) shall perform the Services for the Company to the best of Consultant’s skill and ability;

(d) shall comply with all standards of safety, take due regard and comply with the safety regulations of the Company and all statutory provisions in effect and report to the Company any incident which could give rise to unsafe working conditions or practices;

(e) shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without the Company’s prior written consent; and

(f) shall not, during the term of this Agreement, enter into any other agreement, whether written or oral, which would conflict with Consultant’s obligations hereunder.

ARTICLE FOUR
ADDITIONAL COVENANTS OF CONSULTANT

4.1           Non-Competition; Non-Solicitation; Non-Disparagement.  Consultant acknowledges that, in the course of Consultant’s engagement the Company and/or its affiliates and their predecessors, Consultant has become familiar, or will become familiar, with the Company’s Confidential Information (including trade secrets) and that Consultant’s services have been and will be of special, unique and extraordinary value to the Company.  As consideration for the payment of consulting fees under this Agreement, Consultant agrees that, during the period of Consultant’s engagement by the Company and for twelve (12) months after the date of termination of Consultant’s engagement by the Company, Consultant shall not, directly or indirectly through any other person or entity, (a) induce any employee or contractor of the Company to leave the employ of the Company, otherwise interfere with such relationships or directly or indirectly hire, or participate in the hiring of, any such employee or contractor, (b) solicit the business (as it relates to the Company’s current business or any business in which it becomes involved) of any client or customer of the Company other than on behalf of the Company or induce or attempt to induce any customer, licensee, client, vendor or other business relation of the Company to discontinue or reduce its business with the Company, (c) interfere with the business of the Company, (d) engage in competition with the business of the Company, (e) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business that is competitive with the Company or any current or prospective product or service of the Company, or (f) publicly or privately (to any current or prospective client, competitor or customer of the Company) disparage the Company or its employees.  It is agreed that, if for any reason a restriction set forth in this subsection is found by any court of competent jurisdiction to be invalid or unenforceable, such restriction shall not be void but shall instead be interpreted and reformed to extend over the maximum period of time, range of activities or geographic area as to which it may be valid or enforceable.

4.2           Confidentiality.  The Company has developed or has otherwise obtained proprietary rights in certain design and development data, documentation, algorithms, programs, technical descriptions, techniques, processes, process parameters, methods, practices, designs, specifications, materials, customer lists, supplier lists, technical plans, business plans, implementation plans, marketing plans, contractual information, financial information, patents, trade secrets and other confidential information (the “Confidential Information”) relating to the Company’s business.  Accordingly,

1.
Consultant acknowledges and agrees that the Confidential Information is a valuable proprietary asset of the Company, the design and development of which have involved the expenditure of substantial amounts of money and the use of substantial skills over a long period of time.

2.	Consultant agrees that disclosure by the Company to Consultant of any of the Confidential Information, whether written, oral, or in machine-readable form, is made in strictest confidence and that:

a.	Consultant will make best efforts to maintain the Confidential Information as confidential and secret.

b.
Consultant will not disclose the Confidential Information to any person or entity without the prior written consent of the Company, and without first obtaining from each such person or entity an agreement substantially identical to this Agreement in form and content.

c.	Consultant agrees not to use the Confidential Information for any purpose other than for the benefit of the Company.

d.	The Confidential Information will, at all times, be and remain the property of the Company.

e.
Any modifications or additions to or derivation of the Confidential Information, or any other work product produced by Consultant under the direction of the Company, or produced in any way as a consequence of Consultant’s engagement with the Company, will be considered as part of the Confidential Information at the time of its creation and will be subject to the terms and Conditions of this Agreement.

3.
The foregoing confidentiality obligation of this Agreement will be binding on Consultant as long as any part of the Confidential Information disclosed or delivered to Consultant or created by Consultant remains confidential, except that Consultant has no obligation with respect to any Confidential Information which:

a.	is shown to be in the public domain prior to disclosure by the Company;

b.	becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission by Consultant;

c.	is lawfully in Consultant’s possession prior to disclosure by the Company; or

d.	is approved for release by written authorization of the Company.
.

ARTICLE FIVE
INTELLECTUAL PROPERTY

5.1           Inventions and Original Works Assigned to the Company.  Consultant agrees to make prompt written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company all of Consultant’s right, title and interest in and to any business, service and product ideas, inventions, original works of authorship (published or not), developments, improvements or trade secrets that Consultant may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of Consultant’s engagement by the Company except for such work that Consultant performs for clients of Emergent Communications Technology, Inc. other than the Company and which is acknowledged in writing as non-infringing work by the President of the Company.  .

5.2           Works Made for Hire.  Consultant acknowledges that all original works of authorship which Consultant makes (solely or jointly with others) within the scope of Consultant’s engagement and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are automatically deemed to be owned by the Company.

5.3           Obtaining Letters Patent, Copyright Registrations and Other Protections.  Consultant will assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of the Company in any and all countries.  To that end, Consultant will execute, verify and deliver (1) such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof, and (2) assignments of such proprietary rights to the Company or its designee.  Consultant’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of Consultant’s engagement, but the Company shall compensate Consultant at a reasonable rate after Consultant’s termination for the time Consultant actually spends at the Company’s request on such assistance.

5.4           Company as Agent and Attorney-in-Fact.  In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.  Such appointment is coupled with an interest.  Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to the Company.

5.5           Invention Ownership.  Consultant owns all or partial interest in the inventions, if any, listed on the attachment to this Agreement, which are related to the Company’s business, but which are expressly reserved and excepted from the provisions of this Agreement because they were completed prior to commencement of Consultant’s engagement by the Company.

ARTICLE SIX
RELATIONSHIP OF THE PARTIES

6.1           Relationship.  The relationship of Consultant to the Company will be one of independent contractor and at no time will Contractor hold itself out to be an employee of the Company or represent itself, either directly or indirectly, as being connected with or interested in the business of the Company.

6.2           No Withholding.  No amount will be deducted or withheld from the Company’s payment to Consultant for state, federal or local taxes.  No FICA, FUTA, SDI or state unemployment taxes will be payable by the Company on Consultant’s behalf and Consultant will be solely responsible for and will pay such taxes.

6.3           Benefits.  Consultant shall not claim the status, prerequisites or benefits of a Company employee.  Consultant agrees that Consultant is not eligible for coverage or to receive any benefit under any Company employee benefit plan or employee compensation arrangement, including without limitation, any and all medical and dental plans, bonus or incentive plans, retirement benefit plans, stock plans, disability benefit plans, life insurance and any and all other such plans or benefits.  Even if Consultant were to become or be deemed to be a common-law employee of the Company, Consultant still shall not be eligible for coverage or to receive any benefit under any Company employee benefit plan or any employee compensation arrangement with respect to any period during which the Company classified the individual as a Consultant.

6.4           Indemnification.  This Agreement constitutes a contract for the provision of Services and not a contract for employment and, accordingly, Consultant will be fully responsible for and will indemnify the Company for and in respect of any state, local or federal taxes or fees including without limitation, income tax withholding, employment and self-employment taxes, FUTA, SDI and state unemployment taxes together with any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance by the Company of its obligations under this Agreement or the performance by the Consultant of the Services.  The Consultant will further indemnify the Company against all reasonable costs and expenses and any penalty, fine or interest incurred or payable by the Company in connection with or in consequence of such liability, deduction, contribution, assessment or claim.  The Company may, at its option, satisfy such indemnity (in whole or in part) by way of deduction from the fees and/or expenses payable by the Company to Consultant hereunder.

6.4           Tax.  Consultant will be responsible for making appropriate filings and payments to the federal, state and local taxing authorities, including payments of all withholding and payroll taxes due on compensation received hereunder, estimated income payments, employment and self-employment taxes, if applicable.

6.5           Worker’s Compensation.  Consultant acknowledges that if Consultant is injured while performing work for the Company hereunder, Consultant will not be covered for such injury under the Company’s insurance policies, including under any Worker’s Compensation coverage provided for the Company’s employees and further acknowledges that Consultant is solely responsible for providing Worker’s Compensation insurance for Consultant and Consultant’s employees.

ARTICLE SEVEN
TERM AND TERMINATION

7.1           Term. This Agreement shall terminate one (1) year from the Effective Date.  At the end of the one (1) year term (the “Initial Term”), this Agreement may be renewed for such additional period(s) of time on equivalent terms and conditions with the mutual written consent of the parties (“Renewal Terms”).  In the event this Agreement is not renewed, all unvested options granted pursuant to Section 2.1(b) shall nonetheless continue to vest until fully vested.  In the absence of a written extension of this Agreement, the Company’s continued payment of the monthly compensation fee to Consultant after the end of the one (1) year term shall operate to extend the Agreement for the month(s) the fee is so paid by the Company.

7.2           Termination.  This Agreement may be terminated by either party upon the breach of a material term hereof by the other party, which breach remains uncured for thirty (30) days after the date that the non-breaching party has served written notice on the other party.  Any such notice will set forth the basis of such breach and the non-breaching party's intent to terminate the Agreement.  Either party may terminate this Agreement at any time after the Initial Term without any reason for termination by giving sixty (60) days notice of the party’s intent to terminate the Agreement without cause.

7.3           Effect of Termination.  Upon the termination of this Agreement, each party shall be released from all obligations and liabilities hereunder except those arising under Articles Four, Five, Six and Eight.

ARTICLE EIGHT
MISCELLANEOUS

8.1           Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought.  The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

8.2           Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties (whether written or oral) relating to said subject matter, including but not limited to the April 3, 2007 Consulting Agreement between Consultant and the Company.  .

8.3           Amendments.  This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Consultant and a duly authorized officer of the Company.

8.4           Assignment.  The Company has specifically contracted for the Services of Consultant and, therefore, Consultant may not assign or delegate Consultant’s obligations under this Agreement, either in whole or in part, without the prior written consent of the Company.

8.6           Severability.  If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it can not be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

8.7           Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

8.8           Notices.  All notices provided for in this Agreement shall be in writing and shall be deemed effective when either served by personal delivery or sent by express, registered or certified mail, postage prepaid, return receipt requested, to the other party at the corresponding mailing address set forth below or at such other address as such other party may hereafter designate by written notice in the manner aforesaid

8.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.

8.10           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and the parties to this Agreement hereby submit to the exclusive jurisdiction of the courts, both state and federal, in the County of Denver, State of Colorado.

8.11           Public Announcements.  Consultant may not make any press release, statement or public announcement that mentions or refers to the Company without the Company’s prior written consent.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

CONSULTANT

____________________________________

Dwight E. “Jody” Thomas

ADVANCE DISPLAY TECHNOLOGIES, INC.

By:  ____________________________________
Matthew W. Shankle, President & CEO

Schedule 1
Services to be provided by Consultant

Consultant shall provide business advice and related consulting services in the areas of video display technology, marketing and development as may be reasonably requested by the President of the Company.

Exhibit A

Previous Inventions

To:Advance Display Technologies, Inc.

From:

1.           Except as listed in Section 2 below the following is a complete disclosure of all inventions or improvements relevant to the subject matter of my engagement as a consultant by Advance Display Technologies, Inc. (the “Company”), that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐  No inventions or improvements.

☐  Inventions or improvements:

☐ Additional sheets attached.

2.           Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following parties:

Invention or Improvement                                                                           Party                                           Relationship

☐ Additional sheets attached.

3.           I propose to bring to my engagement the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my engagement pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

☐ No inventions or improvements.

☐  Inventions or improvements:

☐  Additional sheets attached.

Very truly yours,

Date:  __________________, 20____
CONSULTANT

LIMITED EXCLUSION NOTIFICATION
FOR
CALIFORNIA RESIDENTS

THIS IS TO NOTIFY you, in accordance with Section 2872 of the California Labor Code, that the foregoing Agreement between you and the Company may not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

(2)	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision may be against the public policy of the state of California and may be unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

Date:  __________________, 20___
Signature

CONSULTANT

Address

Witnessed By:

Advance Display Technologies, Inc.

By:

Name:

Title: